Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Porter Novelli Life Sciences
John M. Radak, Chief Financial Officer	Rachel Lipsitz
(858) 646-8032	(619) 849-5378
rlipsitz@pnlifesciences.com

QUIDEL REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

For the Year, Operating Income Increased 41 Percent on an 11 Percent Increase in Revenues

SAN DIEGO, Calif., February 21, 2008 – Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced financial results for the three months and year ended December 31, 2007.

Full Year 2007 & Recent Highlights:

•                  Global revenues increased 11 percent to $118 million

•                  Domestic revenues grew 21 percent to $101 million

•                  Infectious Disease revenue increased 24% despite a late start to the flu season

•                  Reproductive Health revenue increased 11%

•                  All other revenue increased 25%

•                  Operating income increased 41 percent to $19.5 million

•                  Operating margin increased by 400 basis points to 17 percent of revenue

•                  Repurchased 1.5 million shares of Company stock for a total of $17 million

•                  Formed global strategic alliance in the area of rapid diagnostics with bioMerieux

Fourth Quarter 2007 Results

For the fourth quarter of 2007, total revenues were $38.0 million, compared with $38.8 million for the fourth quarter of 2006. The nearly seven week delay of the start of the domestic flu season impacted the timing of sales of the QuickVue® Influenza test as anticipated distribution reorders were shifted from December 2007 into the first quarter of 2008. In addition, as expected, sales to our Japanese distributor were light as influenza inventories continued to be worked through the channel.

Net income for the fourth quarter of 2007 was $8.1 million, or $0.25 per diluted share, compared with net income of $18.3 million, or $0.54 per diluted share, on a fully diluted basis for the prior-year fourth quarter. Included in fourth quarter 2006 net income was a non-recurring, non-cash income tax benefit of $10.3 million, or $0.30 per diluted share, from the release of a valuation allowance on certain deferred tax assets, which contributed to a net tax benefit of $5.9 million, or $0.17 per diluted share, as is more fully disclosed in the Company’s 2006 Annual Report on Form 10-K.

Operating income for the 2007 fourth quarter reached $11.2 million, or 29 percent of total revenue, compared with operating income of $10.9 million, or 28 percent of total revenue, for the prior-year fourth quarter. Stock-based compensation expense was $0.7 million for the fourth quarter of 2007, compared with $0.8 million for the fourth quarter of 2006.

“In spite of the late arrival of the 2007-2008 domestic flu season, we achieved 24 percent annual growth in domestic infectious disease revenues in 2007,” said Caren Mason, president and chief executive officer of Quidel.  “In addition, as of the CDC flu report of February 8, 2008, widespread flu incidence has now materialized in more than 44 states. We are encouraged by the current rate of influenza test orders and are in an excellent position to meet demand through the remainder of the first quarter of 2008.”

Results for the Year Ended December 31, 2007

For the year ended December 31, 2007, total revenues rose 11 percent to $118.1 million, compared with total revenues of $106.0 million for the year ended 2006. Net income for the year ended 2007 was $13.6 million, or $0.41 per diluted share, compared with net income of $21.7 million, or $0.63 per diluted share, for the year ended 2006. Included in 2006 net income was a non-recurring, non-cash income tax benefit of $11.6 million, or $0.34 per diluted share, from the release of a valuation allowance on certain deferred tax assets, which provided a net tax benefit of $5.9 million, or $0.17 per diluted share.

Operating income for 2007 reached $19.5 million, or 17 percent of total revenues, an increase of 41 percent compared with operating income of $13.8 million, or 13 percent of total revenues for 2006. Gross margin improved 100 basis points to 59 percent in 2007, as Quidel benefited from higher domestic revenue mix and manufacturing efficiencies. Stock-based compensation expense for the year ended 2007 was $4.1 million compared with $3.4 million for 2006.

“In 2007, we continued to grow our business in all three product categories. We realized considerable incremental sales growth year over year from our more recent product introductions, and we increased sales traction of the QuickVue brand point-of-care tests in the acute care setting,” stated Mason. “Additionally, looking forward to 2008 we are pleased to have entered into a mutually beneficial alliance with bioMerieux that we believe will considerably increase the reach of our products to markets around the world.”

Liquidity

Cash and cash equivalents as of December 31, 2007 were $45.5 million, compared with $36.6 million as of December 31, 2006. In 2007, the Company repurchased approximately 1.5 million shares of its common stock for $17 million under the Company’s previously announced share repurchase program. A total of $21.4 million remains available for stock repurchase under this program.

Conference Call Information

Quidel management will host a conference call to discuss these topics as well as other business matters today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). During the conference call, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial (866) 510-0708, or from outside the U.S., dial (617) 597-5377, and enter the passcode 38852378. A live webcast of the call can be accessed at www.quidel.com. The Web site replay will be available for 14 days and the telephone replay will be available for 48 hours by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode 53910080.

The financial results included in this press release are unaudited. The complete financial statements of the Company for the three months and year ended December 31, 2007 will be included in Quidel’s Annual Report on Form 10-K to be filed with the SEC on or before March 17, 2008.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals and enables the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit.  For more information, visit www.quidel.com, www.colorectal-test.com or www.flutest.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, our ability to realize revenue from the delayed 2007-2008 flu season, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (the “FDA”), intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements.

[Table follows]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Total revenues	$37,981	$38,774	$118,065	$106,015

Cost of sales	15,146	15,291	48,573	44,818
Research and development	3,081	3,144	12,855	13,047
Sales and marketing	4,440	4,654	18,491	16,966
General and administrative	2,808	3,223	13,167	12,770
Amortization of intangibles	1,342	1,601	5,493	4,580

Total costs and expenses	26,817	27,913	98,579	92,181

Income from operations	11,164	10,861	19,486	13,834

Interest expense	(178)	(184)	(736)	(757)
Interest income	519	338	1,891	1,408
Other, net	(113)	593	(117)	545

Total other income	228	747	1,038	1,196

Income before taxes and discontinued operations	11,392	11,608	20,524	15,030

Income tax expense (benefit)	3,286	(5,891)	6,893	(5,891)

Income from continuing operations	8,106	17,499	13,631	20,921

Gain from discontinued operations, net of tax	—	797	—	797

Net income	$8,106	$18,296	$13,631	$21,718

Basic earnings per share:
Continuing operations	$0.25	$0.53	$0.43	$0.63
Discontinued operations	—	0.02	—	0.02
Net income	0.25	0.56	0.43	0.66

Diluted earnings per share:
Continuing operations	$0.25	$0.51	$0.41	$0.61
Discontinued operations	—	0.02	—	0.02
Net income	0.25	0.54	0.41	0.63

Weighted shares used in basic per share calculation	32,043	32,818	32,028	32,985
Weighted shares used in diluted per share calculation	32,939	34,157	32,996	34,367

Gross profit as a % of total revenues	60%	61%	59%	58%
Research and development as a % total revenues	8%	8%	11%	12%
Sales and marketing as a % of total revenues	12%	12%	16%	16%
General and administrative as a % of total revenues	7%	8%	11%	12%
Income from continuing operations as a % of total revenues	29%	28%	17%	13%

Condensed balance sheet data (in thousands):	12/31/07	12/31/06
	(unaudited)
Cash and cash equivalents	$45,489	$36,625
Working capital	70,259	53,063
Total assets	133,838	127,048
Long term obligations	9,161	9,166
Stockholders’ equity	107,703	103,276